UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                            Artisan Components, Inc.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    042923102
                                 --------------
                                 (CUSIP Number)

                               December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 13 Pages

CUSIP NO. 042923102                                           PAGE 2 OF 13 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   U.S. Venture Partners IV, L.P. ("USVP IV")
   Tax ID Number:   94-3193188
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    798,972 shares,  except that Presidio  Management  Group IV,
                    L.P.  ("PMG  IV"),  the  general  partner of USVP IV, may be deemed  to have  sole  voting  power  with  respect  to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared voting power with respect to such shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          798,972 shares,  except that Presidio  Management  Group IV,
                    L.P.  ("PMG  IV"),  the  general  partner of USVP IV, may be deemed to have sole  dipositive  power with  respect to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared  dispositive power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   798,972
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 042923102                                           PAGE 3 OF 13 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Second Ventures II, L.P. ("SV II")
   Tax ID Number:   94-3200353
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Cayman Islands
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    97,650  shares,  except that Presidio  Management  Group IV,
                    L.P. ("PMG IV"), the general partner of SV II, may be deemed to have sole voting power with  respect to such shares,  and
                    Bowes,  Federman,  Krausz and Young, the general partners of
                    PMG IV may be  deemed  to  have  shared  voting  power  with respect to such shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          97,650  shares,  except that Presidio  Management  Group IV,
                    L.P. ("PMG IV"), the general partner of SV II, may be deemed to have sole  dipositive  power with respect to such shares, and Bowes, Federman,  Krausz and Young, the general partners of PMG IV may be deemed  to have  shared  dispositive  power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   97,650
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 042923102                                           PAGE 4 OF 13 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   USVP Entrepreneur Partners II, L.P. ("UEP II")
   Tax ID Number:   94-3203198
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    43,328 shares, except that Presidio Management Group IV, L.P. ("PMG IV"), the general partner of UEP II, may be deemed to have sole voting power with respect to such shares, and Bowes, Federman, Krausz and Young, the general partners of PMG IV may be deemed to have shared voting power with respect to such shares.

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          43,328  shares,  except that Presidio  Management  Group IV,
                    L.P.  ("PMG  IV"),  the  general  partner of UEP II, may be deemed to have sole  dipositive  power with  respect to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared  dispositive power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   43,328
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 042923102                                           PAGE 5 OF 13 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Presidio management Group IV, L.P. ("PMG IV")
   Tax ID Number:   94-3193187
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    939,950 shares, of which 798,972 are shares directly owned by USVP IV, 97,650 are shares directly owned by SV II and43,328 are shares directly owned by UEP II. PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have sole voting power with respect to such shares, and Bowes, Federman, Krausz and Young, the general partners of PMG IV may be deemed to have shared voting power with respect to such shares.

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          939,950  shares,  of which 798,972 are shares directly owned by USVP IV,  97,650 are shares  directly  owned by SV II and
                    43,328  are shares  directly  owned by UEP II. PMG IV is the general  partner  of USVP IV,  SV II and UEP II,  and may be deemed to have sole  dispositive  power with respect to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared  dispositive power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   939,950
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 042923102                                           PAGE 6 OF 13 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   William K. Bowes, Jr. ("Bowes")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    30,302 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        939,950 shares, of which 798,972 are  shares  directly owned
      EACH          by USVP IV, 97,650 are  shares  directly  owned by SV II and
    REPORTING       43,328 are  shares  directly  owned  by  UEP II.  Bowes is a
     PERSON         general  partner of PMG IV, the general  partner of USVP IV,
      WITH          SV II and UEP II,  and may be deemed to have  shared  voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    30,302 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    939,950 shares, of which 798,972 are shares directly owned by USVP IV, 97,650 are shares directly owned by SV II and 43,328 are shares directly owned by UEP II. Bowes is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   970,252
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 042923102                                           PAGE 7 OF 13 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Irwin Federman ("Federman")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        939,950 shares, of which 798,972 are  shares  directly owned
      EACH          by USVP IV, 97,650 are  shares  directly  owned by SV II and
    REPORTING       43,328 are shares directly owned  by  UEP II.  Federman is a
     PERSON         general  partner of PMG IV, the general  partner of USVP IV,
      WITH          SV II and UEP II,  and may be deemed to have  shared  voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    939,950 shares, of which 798,972 are shares directly owned by USVP IV, 97,650 are shares directly owned by SV II and 43,328 are shares directly owned by UEP II. Federman is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   939,950
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 042923102                                           PAGE 8 OF 13 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Steven M. Krausz ("Krausz")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        939,950 shares, of which 798,972 are  shares  directly owned
      EACH          by USVP IV, 97,650 are  shares  directly  owned by SV II and
    REPORTING       43,328 are  shares  directly  owned  by UEP II.  Krausz is a
     PERSON         general  partner of PMG IV, the general  partner of USVP IV,
      WITH          SV II and UEP II,  and may be deemed to have  shared  voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    939,950 shares, of which 798,972 are shares directly owned by USVP IV, 97,650 are shares directly owned by SV II and 43,328 are shares directly owned by UEP II. Krausz is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   939,950
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 042923102                                           PAGE 9 OF 13 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Lucio Lanza ("Lanza")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    27,330 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        939,950 shares, of which 798,972 are  shares  directly owned
      EACH          by USVP IV, 97,650 are  shares  directly  owned by SV II and
    REPORTING       43,328 are  shares  directly  owned  by  UEP II. Lanza is an
     PERSON         affiliate of PMG IV, the  general  partner of USVP IV, SV II
      WITH          and UEP II, and may be deemed to have  shared  voting  power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    27,330 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    939,950 shares, of which 798,972 are shares directly owned by USVP IV, 97,650 are shares directly owned by SV II and 43,328 are shares directly owned by UEP II. Lanza is an affiliate of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   967,280
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

                                                             Page 10 of 13 Pages
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Philip M. Young ("Young")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    9,082 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        939,950 shares, of which 798,972 are  shares  directly owned
      EACH          by USVP IV, 97,650 are  shares  directly  owned by SV II and
    REPORTING       43,328 are  shares  directly  owned  by  UEP II.  Young is a
     PERSON         general  partner of PMG IV, the general  partner of USVP IV,
      WITH          SV II and UEP II,  and may be deemed to have  shared  voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    9,082 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    939,950 shares, of which 798,972 are shares directly owned by USVP IV, 97,650 are shares directly owned by SV II and 43,328 are shares directly owned by UEP II. Young is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   949,032
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.8%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

                                                             Page 11 of 13 Pages

          This statement amends and restates the Statement on 13G filed by U.S. Venture Partners IV, L.P. ("USVP IV"), Second Ventures II, L.P. ("SV II"), USVP Entrepreneur Partners II, L.P. ("UEP II"), Presidio Management Group IV, L.P. ("PMG IV"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Lucio Lanza ("Lanza"), and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".


ITEM 4.   OWNERSHIP:

          The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

               (a)  Amount beneficially owned:

                    See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:

                    See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:

                          See Row 5 of cover page for each Reporting Person.

                    (ii)  Shared power to vote or to direct the vote:

                          See Row 6 of cover page for each Reporting Person.

                    (iii) Sole power to dispose or to direct the disposition of:

                          See Row 7 of cover page for each Reporting Person.

                    (iv) Shared power to dispose or to direct the disposition of:

                          See Row 8 of cover page for each Reporting Person.

                                                             Page 12 of 13 Pages
                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 2000


U.S. Venture Partners IV, L.P.          ----------------------------------------
By Presidio Management Group IV, L.P.   Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


Second Ventures II, L.P.                ----------------------------------------
By Presidio Management Group IV, L.P.   Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


USVP Entrepreneur Partners II, L.P.     ----------------------------------------
By Presidio Management Group IV, L.P.   Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.      ----------------------------------------
A Delaware Limited Partnership          Signature

                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


William K. Bowes, Jr.                   ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Irwin Federman                          ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact

                                                             Page 13 of 13 Pages


Steven M. Krausz                        ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Lucio Lanza                             ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Philip M. Young                         ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact